FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 6, 2002

Commission file number 1-1097

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

                                          Oklahoma                                                                                                                        73-0382390
                          (State or other jurisdiction of                                                                                                       (I.R.S. Employer
                          incorporation or organization)                                                                                                    Identification No.)

321 North Harvey
P. O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant's telephone number, including area code)

Item 5. Other Events

          Oklahoma Gas and Electric Company ("the Company"), through its parent company OGE Energy Corp., announced, February 5, 2002, that the cost of a ice storm on January 30, 2002, which affected the Company's service area, could exceed $100 million, which would likely cause the Company to seek financial relief from the Oklahoma Corporation Commission, see Exhibit Number 99.01.

          Some of the matters discussed in this Form 8-K may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "estimate", "objective", "possible", "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; state and federal legislative and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the Company's markets; and other risk factors listed in the Company's Form 10-K for the year ended December 31, 2000, and other factors described from time to time in the Company's reports to the Securities and Exchange Commission.

Item 7. (c) Exhibits

        Exhibit Number                   Description

             99.01          Press release dated February 5, 2002, announcing
                            OG&E Estimates Ice Storm Costs Could Top $100
                            Million

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS & ELECTRIC COMPANY
(Registrant)

           By    /s/ Donald R. Rowlett
              Donald R. Rowlett
  Vice President and Controller

(On behalf of the registrant and in
his capacity as Chief Accounting Officer)

February 6, 2002

Exhibit 99.01

OG&E estimates ice storm costs could top $100 million
Company to Seek Financial Relief

OGE Energy Corp. today said the cost of the Jan. 30 ice storm could exceed $100 million, which would likely cause the company's OG&E Electric Services subsidiary to seek financial relief from the Oklahoma Corporation Commission.

It is by far the costliest storm in OG&E's 100-year history, and also the worst in terms of the number of customers affected, at least 195,000. More than 2,000 people, including some 700 outside contractors, continue working to restore power to the affected areas in northern, northwestern, and central Oklahoma.

Heavy coatings of ice caused extensive damage to the OG&E system across a wide area, up to 15,000 square miles.

“This is the most extensive damage we have ever seen,” said Paul Renfrow, OGE Energy director of public affairs. “Repairs are ongoing and the final cost is not yet known, but our preliminary estimate is that it could be more than $100 million, 80 percent of which is a capital expense.”

Renfrow said while no one storm would typically have a material impact on OG&E's financial position, the January ice storm has far exceeded all historical benchmarks.

By comparison, the Christmas Ice storm in 2000 cost OG&E about $18 million, and the tornado outbreak of May 3-4, 1999 cost about $21 million.

This time, the ice storm took down hundreds of miles of power lines, along with thousands of power poles, transmission structures, transformers and fixtures. Trees by the tens of thousands were shattered, causing severe problems with the power delivery systems in more than 60 affected towns. Approximately, 17,000 customers remained without power a week after the storm.

“This is still very much a crisis situation,” Renfrow said. “The redundancies normally built into our system have not yet been restored. For many of those who have power, they could be only one problem away from losing it again.”

It will be weeks before the transmission system is back at full strength. In the Enid area, 27 small towns have been completely blacked out because the transmission lines serving those towns are down.

The ice storm came two days after OG&E filed with the Commission for a $22 million annual rate increase – about $2 a month for the average residential customer. In that filing, OG&E cited the need for increased security after the Sept. 11 terrorist attacks, upgrades to its power generation and transmission systems in response to increased power demand by its customers, and extensive infrastructure work associated with earlier disastrous storms.

Renfrow said OG&E officials are studying how to approach the issue of financial relief for the January ice storm. “Certainly, we have never dealt with a storm of this magnitude before,” he said.

OG&E, Oklahoma's largest utility, serves 700,000 customers through an interconnected network of power lines and related equipment spanning 30,000 square miles in Oklahoma and western Arkansas.